EXHIBIT 99.1


                         INTERLINK ELECTRONICS, INC. AND

            THE BECKER GROUP ANNOUNCE AGREEMENT ON BOARD COMPOSITION


         Camarillo, California, October 6, 2006. Interlink Electronics, Inc. [LINK.PK], a global leader in the design, development and manufacture of human interface products and technologies, announced today that Interlink Electronics, Inc. and the Becker Group have agreed with respect to the composition of Interlink's Board of Directors. Pursuant to the Agreement, the Becker Group has terminated its solicitation of proxies in opposition to Interlink's nominees and Interlink has agreed that, effective immediately following the election of its nominees at its Annual Meeting scheduled for October 18, 2006, Lawrence S. Barker and Tom Thimot will serve as additional directors. Messrs. Barker and Thimot were the Becker group's nominees in the group's proxy solicitation.

         Upon consummation of the Agreement, Interlink's Board of Directors will consist of the six existing directors plus Messrs. Barker and Thimot.

ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc. is a global leader in the design, development and manufacture of human interface products and technologies. Setting tomorrow's standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world's leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.


CONTACTS:
Interlink Electronics
Investor Relations Contact:
Michelle Lockard
mlockard@interlinkelectronics.com
805-484-8855 ext. 114

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